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Brunswick Corporation                                                                                      Exhibit 12
Computation of Ratio of Earnings to Fixed Charges
(dollars in millions)
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                                                                                         Year Ended December 31,
                                                                          --------------------------------------------
                                                                            1999     1998     1997     1996     1995
                                                                          ------   ------   ------   ------   ------
Earnings as Adjusted
    Earnings from continuing operations                                      37.9    178.6    151.2    185.8    133.6
    Income tax provision                                                     17.1    105.2     85.0    104.5     73.2
    Interest expense                                                         61.0     62.7     51.3     33.4     32.5
    Interest portion of rent expense                                         15.3     14.3     10.7      9.8      7.2
    Equity in earnings of less-than 50% owned affiliates                      0.2      0.2      0.2      -        0.1
    Dividends received from less-than 50% owned affiliates                    0.1      0.1      -        -        -
                                                                           ------   ------   ------   ------   ------
                                                                            131.6    361.1    298.4    333.5    246.6
                                                                           ======   ======   ======   ======   ======

Fixed Charges
    Interest expense                                                         61.0     62.7     51.3     33.4     32.5
    Interest portion of rent expense                                         15.3     14.3     10.7      9.8      7.2
    Capitalized interest                                                      0.6      2.2      -        -        -
                                                                            ------   ------   ------   ------   ------
                                                                             76.9     79.2     62.0     43.2     39.7
                                                                            ======   ======   ======   ======   ======

Ratio of earnings to fixed charges                                            1.7x     4.6x     4.8x     7.7x     6.2x
                                                                           ------   ------   ------   ------   ------
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(a) For computation of the ratio of earnings to fixed charges, "earnings" have been calculated by adding fixed charges (excluding capitalized interest) to earnings from continuing operations before income taxes and then deducting the undistributed earnings of affiliates. Fixed charges consist of interest expense, estimated interest portion of rental expense and capitalized interest.